Exhibit 10.3

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of the 20th day of June, 2003 by and between Formulation Technologies, L.L.C., a Texas limited liability company, d/b/a PharmaForm with offices at 1006 East Yager Lane, Building D, Suite 101, Austin, Texas 78753 (hereinafter, “Licensor”), and AUXILIUM PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at 160 W. Germantown Pike, East Norriton, Pennsylvania 19401 (hereinafter, “AUXILIUM” or” Licensee”). Licensor and Licensee may be referred to as a “Party” -or, collectively, as “Parties.”

RECITALS

WHEREAS Licensee is engaged in the research, development, manufacture, marketing and sale of pharmaceutical products;

WHEREAS Licensor has engaged in the research and development of pharmaceutical formulations and drug delivery systems included under Licensor Patents and Licensor Know-How;

WHEREAS, Michael A. Repka, Staci L. Repka, and James W. McGinity (the “Inventors”) developed certain intellectual property claimed in the Licensor Patents.

WHEREAS, the Inventors assigned the Licensor Patents to The University of Mississippi (the “University”) pursuant to that certain Assignment of Patent Rights, executed by and among the Inventors and the University and dated as of August 25, 2002.

WHEREAS, the University granted to the Inventors a license to the Licensor Patents to make, have made, use and sell products based on the Licensor Patents in the field of oral mucosal delivery for hormone replacement or urologic disease, including urinary incontinence, with the right to sublicense such rights, pursuant to the terms of that certain License Agreement, executed by and among the University and the Inventors and dated as of June 10, 2003 (the “University License Agreement”).

WHEREAS, the Inventors granted to the Licensor a license to the Licensor Patents to make, have made, use and sell products based on the Licensed Patents in the field of oral mucosal delivery of hormone and incontinence therapy, with the right to sublicense such rights, pursuant to the terms of that certain Sublicense Agreement, executed by and among the Inventors and the Licensor and dated as of June 13, 2003 (the “Sublicense Agreement”).

WHEREAS, Licensor and Licensee have entered into that certain Research and Development Agreement dated as of even date herewith (“Development Agreement”) whereby Licensor will perform research and development services with respect to the use of Licensor Patents in connection with certain therapeutic areas;

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WHEREAS Licensee wishes to license Licensor Patents and Licensor Know-How from Licensor for use in certain therapeutic areas;

WHEREAS Licensor is willing to grant such a license under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 The following terms, as used herein, shall have the following meanings:

“Act” shall mean the United States Federal Food Drug and Cosmetic Act and applicable regulations.

“Affiliate” means, when used with reference to a Party, any person directly or indirectly Controlling, Controlled by or under common Control with a Party.

“Bankruptcy Event” means the person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate reorganization or the dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within one hundred eighty days after the date or filing, or such person makes an assignment for the benefit of creditors, or substantially all of the assets of such person are seized or attached and not released within one hundred eighty days thereafter.

“Calendar Quarter” means each three-month period, or any portion thereof; beginning on January 1, April 1, July 1 and October 1.

“Confidential Information” means (i) Licensor Know-How, (ii) any other information or material in tangible form that is confidential or proprietary to the furnishing Party at the time it is delivered to the receiving Party, (iii) proprietary information of the furnishing party, (iv) information that is furnished orally if the furnishing party identifies such information as confidential or proprietary when it is disclosed, and (v) patent applications not yet in the public domain.

“Control”, “Controlling,” and “Controlled by” mean the direct or indirect ownership of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of a person, or the right to control the policy decisions of a person.

“Effective Date” means the date of this Agreement.

“Licensor Know-How” shall mean any and all present and future information and any materials, including, without limitation, formulations, processes, techniques, formulas, biological, chemical, assay control and manufacturing data, methods, software, equipment designs, know-how, and trade secrets, patentable or otherwise, tangible or intangible, that are owned or controlled by Licensor

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that relate to the preparation, purification, characterization, stabilization, processing, and formulation and/or use of a the Licensor Know-How or Licensor Patents in the Therapeutic Areas.

“Licensor Patents” shall mean United States Patent No. 6,375,963 and any and all continuations, continuations-in-part, additions, divisions, renewals, extensions, re-examinations and reissues thereof and any and all foreign counterparts of the foregoing as set forth in Schedule A hereto and any. other Licensor U.S. or foreign patent application which is filed hereafter and which includes a claim that covers the Therapeutic Areas and/or the preparation and/or use thereof and any U.S. or foreign patent issuing therefrom and any renewal, extension,-re-examination or reissue thereof.

“NDA” means a New Drug Application submitted under the Act to permit commercial sale of Product in the United States or a comparable marketing license in another major market in the Territory.

“Net Sales Price” means the gross amount charged by Licensee or a sublicensee of Licensee for the sale of a Product, net of returns and credits for rejected goods, and after deducting (i) armslength trade and quantity discounts negotiated with a third party and actually allowed, (ii) sales, use or value added taxes paid, the legal obligation of which is on Licensee, and (iii) freight allowances, insurance and customs duties, to the extent any of the foregoing are identified on the invoice for the product. If a Product is sold in a: package or kit containing another product which is not a Product, the Net Sales price for purposes of calculating the royalty under Section 3.2 hereof shall be calculated by multiplying the Net Sales Price of the combination product by the fraction of A/A+B, where “A” is the Net Sales Price of Product when sold separately “B” is the Net Sales Price of the other product or products when sold separately. If either the Product or the other product is not sold separately, the Net Sales Price of the Product shall be negotiated in good faith by the Parties.

“Penalty Payment” is defined in Section 6.3.

“Person” or “Persons” means any corporation, partnership, joint venture or natural person.

“Products” means any and all pharmaceutical compositions in the Therapeutic Area, alone or in combination with other pharmaceutical compositions or compounds which fall within the scope of any composition, method or article claim of the Licensor Patents.

“Sale” or any variation thereof means the sale, assignment or other disposition of a Product by Licensee to a non-Affiliate in exchange for payment to Licensee or an obligation to pay Licensee.

“Sublicense Agreement” is defined in the Recitals.

“Territory” shall mean all countries and territories of the world.

“Therapeutic Areas” shall mean the areas of hormone replacement and urologic disease, including urinary incontinence.

“University License Agreement” is defined in the Recitals.

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ARTICLE II

GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and conditions contained in this Agreement, the Licensor hereby grants to Licensee a sole and exclusive, worldwide, royalty-bearing license in the Therapeutic Areas under Licensor Patents and Licensor Know-How with the right to make, have made, use and sell Products and to sublicense as more specifically set forth in Article IV below, all in the Territory and pursuant to the terms and conditions of this License Agreement.

2.2 Disclosure of Licensor Know How. Promptly following the Effective Date Licensor shall make available to Licensee any and all Licensor Know-How in the Therapeutic Areas not disclosed under the Development Agreement to enable Licensee to develop Products.

2.3 Right of First Refusal. Licensor hereby also grants to Licensee the right of first refusal to license Licensor Patents and Licensor Know-How in other therapeutic areas. In the event that Licensor has a bona fide offer from a third-party, as reflected in a term sheet, letter of intent or similar document signed by Licensor and the third-party, for a License of Licensor Patents and/or Licensor Know-How in connection with areas not included in the Therapeutic Areas (“Bona-fide Term Sheet”), Licensor shall deliver the Bona-fide Terra Sheet to Licensee; provided, however, Licensee shall keep such Bona-fide Term Sheet confidential, not to disclose it to any third-party,. and use it only for purposes of evaluating a transaction with Licensor. Licensee shall then notify Licensor whether it intends to exercise its right to license the Licensor Patents and Licensor KnowHow in the area covered by the Bona-fide Term Sheet within 30 days after the date that the Bonafide Term Sheet has been received by Licensee. If Licensee notifies Licensor that it chooses not to exercise its right to license the Licensor Patents and Licensor Know-How in such area or does not respond 10 days after receipt of the Bona-fide Term Sheet, Licensor will be free to consummate a license with the third-party on substantially the same terms identified in the Bona-Fide Term Sheet. If and when Licensee elects not to license technology pursuant to this paragraph, to the extent necessary to satisfy any third-party licensee, Licensee will execute a written release of this right of first refusal.

ARTICLE III

PAYMENTS IN CONSIDERATION FOR LICENSE

3.1 Royalties. In consideration for the license rights granted under this Agreement Licensee shall pay to Licensor a royalty in the amount of [** ]on annual Net Sales of Products in those countries in the Territory in which there is an enforceable Licensor Patent at the time of sale. In the event of a sublicense of the Licensor Products and/or Licensor Know How under this Agreement, Licensee shall continue to have the same royalty obligations to Licensor that it otherwise would have had under this Agreement regardless of whether Licensee receives royalty payments from the sublicensee.

3.2 Royalty Payments. Royalties under this Agreement shall be paid within sixty (60) days in the case of no sublicense, and ninety (90) days, in the case of royalties received from a sublicensee, following the last day of the Calendar Quarter in which the royalties and other amounts accrue. The last such payment shall be made within sixty (60) days after termination of this Agreement. Payments shall be deemed paid as of the day on which they are received by Licensor in the manner designated by Section 3.3.

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3.3 Currency. Place of Payment. Interest.

(a) All dollar amounts referred to in this Agreement shall be expressed in United States dollars. All payments to the Licensor under this Agreement shall be made in United States dollars, as directed by the Licensor, by wire transfer to the Licensor or in such other manner as the Licensor may designate from time to time.

(b) If Licensee receives revenues from sales of Products in -a currency other than United States dollars, royalties shall be converted into United States dollars at a quarterly conversion rate for each foreign currency calculated as the daily average of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York. These exchange rates are published at www.federalreserve.gov/releases/H10/hist.

(c) Amounts that are not paid when due shall accrue interest from the due date until paid, at an annual rate equal to the Prime Rate plus 1% as published at www.federalreserve.gov/releases/H15/update under the caption “Bank Prime Loan.” Historical rates are published at www.federalreserve.gov/releases/H15/data.htm.

ARTICLE IV

CONDITIONS TO SUBLICENSING

4.1 Licensee shall have the right to sublicense the rights and licenses granted herein within the Therapeutic Areas. No sublicense granted by Licensee shall be in conflict with the terms and conditions of this Agreement. No sublicense shall relieve Licensee of any of Licensee’s obligations under this Agreement.

4.2 At the time of granting any sublicense, Licensee shall provide Licensor notice of the consummation of a written agreement with the sublicensee.

4.3 In the event the rights and licenses granted herein are terminated by mutual agreement of the parties or by Licensee, Licensee immediately shall assign to Licensor any and all sublicenses. Licensee shall include a provision in any sublicense granted by Licensee to the effect that, upon any such termination, the sublicense will be assigned to Licensor and the sublicense immediately shall begin paying royalties to Licensor upon notice to such sublicensees from Licensor.

ARTICLE V

LICENSOR’S AUDIT RIGHTS

5.1 Upon first sale, lease or other disposition for consideration of Product(s) by either Licensee or any sublicensee (whichever shall occur first), Licensee shall promptly provide Licensor with

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written notice thereof. To enable Licensor to verify royalty amounts due it pursuant to this Agreement, thereafter, Licensee shall render to Licensor, with each royalty payment hereunder, a written report substantially in the form of the report attached to this Agreement as Exhibit A. All such reports shall be certified by a knowledgeable officer of Licensee to be correct to the best of such officer’s knowledge and information.

5.2 Licensee shall keep and maintain records in accordance with generally accepted accounting principles sufficient to enable Licensor to verify the monies payable to Licensor by Licensee under the terms of this Agreement. Licensee shall make such records available to Licensor and/or individuals authorized by Licensor with reasonable notice at any reasonable time during normal business hours to the extent necessary for Licensor to inspect the records and verify the payments due under the terms of this Agreement, but no more than once during any calendar year.

5.2.1 In the event such examination discloses a deficiency in the monies paid to Licensor in excess of ten percent (10%), Licensor shall send Licensee a notice specifying the amount of the deficiency and supporting documentation. Licensee shall have thirty (30) days to examine the notice. If Licensee agrees with the amount of the deficiency, Licensee immediately shall pay to Licensor such deficiency, as provided in Section 3.3 of this Agreement, and, in addition, shall reimburse Licensor for the reasonable cost of such examination. If Licensee disagrees with the calculation of any deficiency by Licensor, it’ shall notify Licensor in writing within thirty (30) days of receipt of the notice from Licensor, and set forth the basis for such disagreement. If Licensor and Licensee are unable to agree on the amount of any deficiency within thirty (30) days, the amount of the deficiency will be determined by an independent accounting firm selected by Licensor from a list of three (3) nationally recognized independent accounting firms selected by Licensee. The determination of such accounting firm shall be final and binding on the parties. If the accounting firm determines the deficiency exceeds ten percent (10%), Licensee immediately shall pay to Licensor the amount of such deficiency, together with interest thereon as provided in Section 3.3(c), and shall reimburse Licensor for the reasonable costs of such examination, including the fees of the accounting firm. If the deficiency is less than ten percent (10%), Licensor shall pay the fees of such accounting firm.

ARTICLE VI

CERTAIN OBLIGATIONS OF LICENSEE AND LICENSOR

6.1 Government Approvals. Licensee will be responsible for obtaining, at its cost and expense, all governmental approvals required for marketing and sale of Products in the Territory.

6.2 Licensee Efforts. Licensee shall use its reasonable best efforts to develop for commercial sale and to market Products in the Territory, and to continue to market Products as long as commercially viable, all in a manner consistent with sound and reasonable business practices. For purposes of this Agreement reasonable best efforts in the case of Product development in any major market shall mean at least that diligence required on the part of an NDA applicant in undertaking the development of a drug product to qualify fo the maximum patent term extension under the Act.

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6.3 Penalty Payments. In the event that either the University License Agreement or the Sublicense Agreement are terminated during the term of this Agreement, Licensor shall pay to Licensee one half of all direct expenses and costs Licensee has incurred on the research and development of the compounds, technology or Products pursued under this Agreement which exceed the cumulative gross profit earned by Licensee on such Products as of the date of termination of such agreement.

ARTICLE VII

WARRANTIES AND REPRESENTATIONS

7.1. Mutual Representations. Each of the Parties hereto represents, warrants and covenants:

(i) It is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation.

(ii) The execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate or entity action.

(iii) It has the power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(iv) The execution, delivery and performance by such Party of this Agreement does not and will not conflict with or result in breach of the terms and provisions of any other agreement or constitute a default under (a) a loan agreement, guaranty, financing agreement, affecting a product or other agreement or instrument binding or affecting it or its property; (b) the provisions of its charter or operative documents or bylaws; or (c) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

(v) The execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority in the Territory and the execution, delivery and performance of this Agreement does not violate any law, rule or regulation applicable to such Party.

(vi) This Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid, and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

(vii) It shall comply with all applicable laws and regulations relating to its activities under this Agreement.

(viii) It is not debarred and has not and will not use in any capacity the services of any person debarred under subsections 306 (a) and (b), of the Generic Drug Enforcement Act of 1992. If at any time during the term of this Agreement this warranty is no longer accurate, the affected party shall immediately notify the other.

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7.2 Licensor Representations and Warranties

(i) Licensor Patents. Licensor represents and warrants that: (a) Licensor is the owner, assignee and/or licensee of all right, title and interest in and to the Licensor Know-How and Licensor Patents in the Therapeutic Areas; and (b) Licensor has not received any written notice that the Licensor Know-How or Licensor Patents infringes the proprietary rights of any third-party nor is the Licensor aware of any infringement of third-party proprietary rights; (d) there are no claims, judgments or settlements against or owed by Licensor, or pending or threatened claims, or litigation; relating to Licensor Patents.

(ii) University License Agreement. Licensor represents and warrants that it has no knowledge or belief, direct or indirect, that either the University or the Inventors has any plan or intention to terminate the University License Agreement and agrees to immediately notify Licensee in the event that it becomes aware of any such plan or intention. Licensor further agrees to take all reasonable steps to prevent termination of the University License Agreement. Licensor acknowledges that if either such party does terminate the University License Agreement during the term of this Agreement then Licensor will be subject to the Penalty Payment, as set forth in Section 6.3 of this Agreement.

(iii) Sublicense Agreement. Licensor represents and warrants that it has no knowledge or belief, direct or indirect, that either the Inventors or the Licensor has any plan or intention to terminate the Sublicense Agreement and agrees to immediately notify Licensee in the event that it becomes aware of any such plan or intention. Licensor further agrees to take all reasonable steps to prevent termination of the Sublicense Agreement. Licensor acknowledges that if either such party does terminate the Sublicense Agreement during the term of this Agreement then Licensor will be subject to the Penalty Payment, as set forth in Section 6.3 of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Licensor. Licensor will indemnify and hold Auxilium, its directors, officers, employees and agents harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third-party claims made or suits brought against Auxilium which arise from an act or failure to act by Licensor or Licensor’s breach of its representations, warranties or agreements contained herein.

8.2 Indemnification by Auxilium. Auxilium will indemnify and hold Licensor, its directors, officers, employees and agents harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third-party claims made or suits brought against Licensor which arise from the breach of any of Auxilium’s representations, warranties or agreements contained herein, or which arise out of the development, manufacture, promotion, distribution, use, testing, sale or other disposition of Product, including, without limitation, any claims, express, implied or statutory, made as to the efficacy, safety or use to be made of Product, and claims made by reason of any Product labeling or any packaging containing Product. This indemnification obligation shall not apply where the basis for the claim is the negligence or willful malfeasance of Licensor.

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8.3 Limitations on Indemnification Obligations. LICENSOR AND AUXILIUM EACH AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM A DEFAULT OR BREACH OF THIS AGREEMENT.

8.4. Procedures. The indemnified Party shall notify the indemnifying Party of any claim or action giving rise to a liability within fifteen (15) days after receipt of knowledge of the claim. If notice is not given within fifteen (15) days, the indemnifying Party shall maintain its obligation to indemnify unless such failure to timely notify has a material, adverse effect on the outcome of the claim. The indemnifying Party shall control the defense or settlement of the claim. However, the indemnifying Party shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on the indemnified Party without the indemnified Party’s written consent. The indemnified Party shall cooperate reasonably, assist and give all necessary authority and reasonably required information.

ARTICLE IX

INTELLECTUAL PROPERTY

9.1 Inventions. Inventions developed by Licensee under this Agreement (“Inventions”) shall be the exclusive property of Auxilium, but shall be disclosed to Licensor.

ARTICLE X

PATENTS, TRADEMARKS AND INFRINGEMENT

10.1 Prosecution of Patents.

(a) The Licensor shall be solely responsible for preparing, prosecuting and maintaining the Licensor Patents.

(b) Each Party shall cooperate with the other Party to execute all required papers and instruments and to make all required oaths and declarations as may be necessary in the preparation and prosecution of all such patents and other applications and protections referred to in this Section 10.1.

10.2 Ownership. The Licensor shall retain all right, title and interest in and to the Licensor Patents and any patents, copyrights and other protections related thereto, regardless of which party prepares, prosecutes or maintains the patents, copyrights or other protections related to the Licensor Technology, subject to the express license granted to Licensee under this Agreement.

(a) In the event of Licensor, University or Inventors wishing to abandon any Licensor Patents, Licensor will offer to assign to Licensee, free of charge, any such Patent prior to effectuating the abandonment. Licensee will bear the costs connected to any assignment hereunder.

10.3 Trademarks. Licensee shall have the right, in its sole discretion and at its own expense, to select and register such trademarks as it wishes to employ in connection with the sale of the

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Products throughout the Territory and Licensee shall have legal and equitable ownership of the entire right, title and interest in and to the trademarks and registrations Licensee elects to use.

10.4 Infringement of Patents. If either Party has knowledge of any infringement of Licensor Patents or Licensor Technology, the Party having such knowledge shall promptly inform the other of such infringement. The Parties shall thereafter discuss what action should be taken, including whether any legal proceeding should be instituted. If the Parties mutually agree on the course of action to be taken in respect of any such infringement, they shall jointly select counsel and equally share any expenses. Any settlement or recovery shall bee shared in the following manner: First, each party shall be reimbursed for all attorneys’ fees and expenses associated with the legal proceedings, on a pro rata basis, if the attorneys’ fees exceed the amount of the settlement or recovery; Second, 90% of remaining amounts shall be distributed to Licensee and 10% of the remaining amounts shall be distributed to Licensor. If either party determines to take action, but the other Party does not desire to do so, the first Party may take action at its own expense and through counsel of its own choice, and any settlement or recovery shall in such case belong solely to the Party taking action.

10.5 If one party institutes and carries on a legal proceeding to enforce a Licensor Patent against an alleged infringing party, the other Party shall fully cooperate with and supply all assistance reasonably requested by the Party instituting and carrying or such proceeding.

ARTICLE XI

CONFIDENTIALITY

11.1 Confidentiality

(a) Licensee and Licensor shall maintain in confidence and shall not disclose to any third-party the Confidential Information received pursuant to this Agreement, without the prior written consent of the other Party except that the Confidential Information may be disclosed only to those third parties (x) who have a need to know the information in connection with the exercise of rights and obligations under this Agreement and who agree in writing to keep the information confidential to the same extent as is required of each Party under this Section 11.1, or (y) to whom the Party is legally obligated to disclose the Information. The foregoing obligation shall not apply to:

(i) information that is known to the other Party or independently developed by the other Party prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the other Party upon receipt of the Confidential Information; or

(ii) information that becomes patented, published or otherwise part of the public domain as a result of acts by a Party or a third person obtaining such information lawfully as a matter of right; or

(iii) information that becomes patented, published or otherwise part of the public domain as a result of acts by the Licensor or a third person obtaining such information lawfully as a matter of right; or

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(iv) information that is required by any law, rule, regulation, order, decision, decree, or subpoena or other judicial, administrative or legal process to be disclosed, provided, however that each Party, as applicable, gives the other prompt written notice of such request/order to permit the other party to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply.

(b) Each Party will take all reasonable steps to protect the Confidential Information of the other Party with the same degree of care it uses to protect its own confidential proprietary information. Without limiting the foregoing, each party shall ensure that all of its employees having access to the Confidential Information of the other Party are obligated in writing to keep such information confidential to the same extent as is required of each Party under this Section.

11.2 Injunctive Relief. Because damages at law may be an inadequate remedy for breach of any of the covenants, promises and agreements contained in Section 11.1 hereof both the Licensor and Licensee shall be entitled to injunctive relief in any state or federal court located within the District of Delaware, including specific performance or an order enjoining the breaching Party from any threatened or actual breach of such covenants, promises or agreements. Each of the Licensee and the Licensor hereby waives any objection it may have to the personal jurisdiction or venue of any such court with respect to any such action. The rights set forth in this Section 11.2 shall be in addition to any other rights which the Licensor and Licensee may have at law or in equity.

11.3 This Article XI shall survive the expiration or termination of this Agreement.

ARTICLE XII

PUBLICATION

12.1 Licensor and its employees shall be free to publish and/or make presentations of the results of any past or future research not funded by, paid for or performed on behalf of Licensee or related to the Therapeutic Areas and/or to file grant applications at any time relating to Licensor Know-How and Licensor Patents; provided, however, that Licensor shall give Licensee a copy of any publication, presentation or grant application that it proposes to make at least sixty (60) days prior to publication and presentation, and shall allow Licensee: an opportunity to comment on the contents thereof. Licensor shall further delay publication or presentation of such materials for an additional sixty (60) days to allow the parties to apply for patents on any inventions.

ARTICLE XIII

TERM AND TERMINATION

13.1 Term. This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue in effect in perpetuity subject to earlier termination under Section 13.2 hereof.

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13.2 Termination by the Licensor or Licensee.

(a) Upon the occurrence of any of the events set forth below (“Events of Default”), the Licensor shall have the right to terminate Licensee rights under this Agreement with respect to the specific Product at issue only by giving written notice of termination, such termination effective with the giving of such notice:

(i) In the event of nonpayment of any amount payable to the Licensor after completion of an audit provided for under this Agreement, which nonpayment is continuing thirty (30) calendar days after the Licensor gives Licensee written notice of a binding decision pursuant to Section 5.2.1 of this Agreement.

(ii) In the event that Licensee fails to initiate clinical trials within two (2) years of availability of final formulation of a Product in quantities adequate for clinical testing and associated documentation for clinical trials, unless such failure is outside of the control of Licensee.

(iii) In the event that Licensee does not launch Product in a major market within six (6) months after marketing approval.

(iv) In the event that Licensee becomes subject to a Bankruptcy Event; provided, however, that so long as Licensor continues to receive all royalty payments from Licensee under this Agreement, such Bankruptcy Event shall not, in and of itself, be a basis for termination of this Agreement by Licensor.

(b) Upon the occurrence of any of the events set forth below (“Events of Default”), Licensee shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:

(i) breach by Licensor of any covenant or any representation or warranty contained in this Agreement that is continuing thirty (30) calendar days after Licensee gives written notice of such breach;

(ii) Licensor fails to comply with the terms of the license granted hereunder and such noncompliance is continuing thirty (30) calendar days after Licensee gives notice of such noncompliance;

(iii) Licensor becomes subject to a Bankruptcy Event, or

(iv) the dissolution or cessation of operations by Licensor

(d) No exercise by the Licensor or Licensee of any right of termination shall constitute a

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waiver of any right of the Licensor or Licensee for recovery of any monies then due to it hereunder or any other right or remedy the Licensor or Licensee may have at law or under this Agreement.

ARTICLE XIV

FORCE MAJEURE

14.1 Either Party shall be relieved of its obligations under this Agreement to the extent that fulfillment of such obligations shall be prevented by strikes, embargoes, riots, fires, floods, war, hurricanes, windstorms, acts or defaults of common carriers, governmental laws, acts or regulations, shortages of materials or any other occurrence, whether or not similar to the foregoing, beyond the reasonable control of the Party affected thereby.

14.2 If either Party is prevented from fulfilling its obligations under this Agreement by reason of a circumstance covered by this Article XIV, the Party unable to fulfil its obligations shall, upon the occurrence of any such circumstances, promptly notify the other Party upon the. cessation of such circumstance and of the likely duration thereof;- and shall promptly notify the other party upon the cessation of such circumstance.

ARTICLE XV

ADDITIONAL PROVISIONS

15.1 Arbitration.

(a) All disputes arising between the Licensor and Licensee under this Agreement shall be settled by arbitration conducted in accordance with the Rules of the American Arbitration Association. The Parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.

(b) Licensee and Licensor each irrevocably and unconditionally consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding.

15.2 Assignment. No rights hereunder may be assigned by the Licensee, directly or by merger or other operation of law, except assignment to an Affiliate, without the express written consent of the other Party, such consent not to be unreasonably withheld; provided, however, without such consent, either Party may assign this Agreement in connection with the sale of all or substantially all of its assets or business or its merger or consolidation with another company. Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment shall relieve Licensee or Licensor of responsibility for the performance of any accrued obligations which they have prior to such assignment. This Agreement shall inure to the benefit of permitted assigns.

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15.3 No Waiver. A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

15.4 Independent contractor. Nothing herein shall be deemed to establish a relationship of principal and agent between the Licensor and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting the Licensor and Licensee as partners, or as creating any other form of legal association or arrangement which could impose liability upon one Party for the act of the other Party.

15.5 Notices. Any notice under this Agreement shall be sufficiently given if sent in writing by overnight courier, prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

If to the Licensor, to:

FORMULATION TECHNOLOGIES, L.L.C., d/b/a PharmaForm

1006 East Yager Lane

Building D, Suite 101

Austin, Texas 78753

Attention: Bill Williams or Jim McGinity

If to the Licensee, to:

AUXILIUM PHARMACEUTICALS, INC.

160 W. Germantown Pike

Norristown, PA 19401

Attention: President

Copy to: General Counsel

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Section.

15.6 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

15.7 Headings and Titles. Any headings and titles used in this Agreement are for convenience or reference only and shall not affect its construction or interpretation.

15.8 No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their permitted assigns, any benefits, rights or

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remedies.

15.9 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to conflict of law provisions.

15.10 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

15.11 Entire Agreement. This Agreement is the entire agreement between the parties regarding the subject matter herein, and supercedes all prior existing understandings between the Parties relating to the subject matter hereof. This Agreement may not be modified except in writing signed by both Parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the date first above written.

FORMULATION TECHNOLOGIES, L.L.C.		AUXILIUM PHARMACEUTICALS, INC.
d/b/a PharmaForm

By:	/s/ Robert O. Williams, III	By:	/s/ Geraldine A. Henwood
Geraldine A. Henwood
Chief Executive Officer

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